Exhibit 10.12

LICENSE AGREEMENT - EXECUTION

THIS LICENSE AGREEMENT, including the exhibits referred to herein and attached hereto (the “Agreement”), effective as of August 5, 2013 (the “Effective Date”), is made and entered into by and between Benitec Australia Limited, an Australian corporation (ACN 080 299 645) having its registered office at 1-15 Barr Street, Balmain, NSW, Australia 2041, (“Benitec Australia”) and Regen BioPharma, Inc., a United States company having its registered office at 4700 Spring Street, Suite 304, La Mesa, CA 91942 USA, (“Regen BioPharma”).  Benitec Australia and Regen BioPharma may be referred to in this Agreement each as a “Party” or collectively as the “Parties.”

RECITALS

A.	Benitec Australia owns or has the right from CSIRO pursuant to the CSIRO License to grant rights and licenses under certain patents, patent applications, know-how and other intellectual property relating to RNA interference, a biological mechanism by which double-stranded RNA modifies gene expression (“RNAi”);

B.	Regen BioPharma desires to obtain from Benitec Australia an exclusive right and license under such patents, patent applications, know-how and other intellectual property for development and commercialization of RNAi for use to silence indoleamine 2, 3 – doxygenase (IDO) in Dendritic Cells for human therapeutic use; and

C.	Benitec Australia is willing to grant such right and license to Regen BioPharma.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Benitec Australia and Regen BioPharma hereby agree as follows:

1.	DEFINITIONS As used in this Agreement, the following terms shall have the meanings indicated:

1.1.	“Affiliate” shall mean any entity that is controlled by, controls, or is under common control with Benitec Australia or Regen BioPharma, as the case may be, at any time during the Term. For such purpose the term “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question, or more than fifty percent (50%) interest in the income of the entity in question; provided, however, that if local law requires a minimum percentage of local ownership of greater than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests; or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.2.	“Benitec Australia Know-How” shall mean any and all technical and scientific information, owned or controlled by Benitec Australia as of the Effective Date and at any time during the Term to the extent that such information relates to RNAi as applicable to the Field, including, for example, ideas, discoveries, knowledge, know-how, data processes, procedures, methods, techniques, protocols, formulae, trade secrets, inventions (whether or not patentable), research tools, formulations, other physical, chemical or biological information, including without limitation improvements to such information.

1.3.	“Clinical Trial” means an investigation in human subjects and/or patients intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of a Licensed Product, and/or to identify any adverse reactions to a Licensed Product, and/or to study absorption, distribution, metabolism, and/or excretion of a Licensed Product with the objective of ascertaining its safety, activity and/or efficacy.

1.4.	“Commercialization” or “Commercialize” means activities directed to marketing, promoting, research and development as required, manufacturing for sale, offering for sale, distributing, importing or selling a product, including sub-licensing or sub-contracting of these activities.

1.5.	“Commercially Reasonable Efforts” means those commercial reasonable efforts and resources, consistent with the practice of comparable pharmaceutical companies of a similar size and resources, both financial and otherwise, to Licensee, that would reasonably be used by such companies were they developing or commercializing a pharmaceutical product of comparable market potential and risk profile.

1.6.	“Confidential Information” shall have the meaning set forth in Section 9.1 (Confidential Information).

1.7.	“CSIRO” shall mean the Commonwealth Scientific and Industrial Research Organisation of Australia.

1.8.	“CSIRO License” means the Agreement dated 23rd December 2009, as amended on 28th May 2012 pursuant to a Deed of Amendment, entered into by and between CSIRO and Benitec Australia Limited ACN 080 299 645 and Benitec Limited ACN 068 945 662 (as it then was, now Benitec Australia Limited).

1.9.	“Develop” or “Developments” shall mean pre-clinical and clinical research and development activities, including toxicology and other pre-clinical development efforts, stability testing, process development, pre-formulation, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including without limitation Clinical Trials), regulatory affairs, and regulatory approval and clinical study regulatory activities.

1.10.	“Field” shall mean the use of RNAi in the Human Field (as “Human Field” is defined in the CSIRO License – the definition and supporting definitions are set out in Schedule 1) for the silencing of indoleamine 2, 3 – doxygenase (IDO) in Dendritic Cells for human therapeutic use in.

1.11.	“First Commercial Sale” shall mean, with respect to each Licensed Product, the first sale of such Licensed Product by Regen BioPharma or its Affiliates or sublicensees to a third party for which payment has been received in any country in the Territory after all applicable required regulatory approvals have been granted by the applicable regulatory authority in such country.

1.12.	“Improvements” shall mean any development, discovery or invention that is conceived, reduced to practice or otherwise developed by or on behalf of a Party, whether or not patentable, that is a modification, improvement or enhancement to, and is dominated by the claims of, the Patent Rights.

1.13.	“Licensed Product” shall mean any product sold by or on behalf of Regen BioPharma, its Affiliates or its sublicensees under the applicable sublicense agreement, the manufacture, use or sale of which would infringe a Valid Claim within the Patent Rights in the country of such manufacture, use or sale but for the license granted herein.

1.14.	“Licensed Technology” shall mean the Benitec Australia Know-How, the Patent Rights and any Improvements developed by or on behalf of Benitec Australia.

1.15.	“Net Sales” shall mean the gross amount billed or invoiced by Regen BioPharma, its Affiliate, or its sublicensees (“Seller”) in U.S. dollars for the final end-user sale or other disposition of Licensed Products, less the following deductions (to the extent such deductions are not already deducted from the amount billed or invoiced and to the extent such deductions are not otherwise recovered or reimbursed):

(a)	actual amounts, net of recoveries, of any discounts, chargebacks, rebates, allowances for bad debts or uncollectible amounts (provided that such amounts have been formally designated as such in accordance with Seller’s internal accounting procedures, consistently applied), Medicaid/Medicare rebates (other than as described in (d) below) and allowances actually taken;

(b)	sales, use, value added and excise taxes, import and customs duties, tariffs, and any other similar government charges, taxes, duties or tariffs, directly imposed against gross sales and to the extent actually paid by or charged to the account of the Seller;

(c)	freight, insurance, packaging and insurance costs and other transportation charges to the extent included in the sales price;

(d)	amounts corresponding to usual and customary retroactive price reductions actually taken, and

(e)	amounts corresponding to credits, allowances or deductions for returns, or rejected or damaged goods, defects, recalls, commissions, stocking allowances, or marketing and promotional expenses.

Notwithstanding the foregoing, “Net Sales” shall not include amounts (i) for any Licensed Product furnished to a third party for which payment (other than the cost of the Licensed Product) is not intended to be received, including, but not limited to, Licensed Products used in Clinical Trials and Licensed Products distributed as promotional and free goods or (ii) from sales or other dispositions of Licensed Products between Regen BioPharma and any of its Affiliates or between Regen BioPharma or any of its Affiliates and a sublicensee, unless such Affiliate or sublicensee, as the case may be, is an end-user of such Licensed Product.

1.16.	“Patent Rights” shall mean any and all (a) rights under all Patents listed in Exhibit A, including any Patents which issue on the applications listed in Exhibit A, and all Patents owned or controlled by Benitec Australia that describe and claim inventions set forth in the invention disclosures listed on Exhibit A; and (b) all Patents hereafter filed, owned or controlled by Benitec Australia that claim an Improvement dominated by the claims of one or more of the patent rights described in (a) above, each to the extent that they are applicable to the Field.

1.17.	“Patents” shall mean all: (a) United States and foreign patents, re-examinations, reissues, renewals, extensions and term restorations, inventors’ certificates and counterparts thereof; and (b) pending applications for United States and foreign patents, including, without limitation, provisional applications, continuations, continued prosecution, divisional and substitute applications, and counterparts thereof.

1.18.	“Phase I” shall mean dosing of the first subject in a Phase I clinical trial (i.e., a clinical trial generally consistent with U.S. 21 C.F.R. 312.21(a) or any other country’s counterpart thereof), initiated by or on behalf of Regen BioPharma, its Affiliates or sublicensee anywhere in the world.

1.19.	“Phase II” shall mean dosing of the first subject in a Phase II clinical trial (i.e., a clinical trial generally consistent with U.S. 21 C.F.R. 312.21(b) or any other country’s counterpart thereof, including a Phase IIa study), initiated by or on behalf of Regen BioPharma, its Affiliates or sublicensee anywhere in the world.

1.20.	“Phase III” shall mean dosing of the first subject in a Phase III clinical trial (i.e., a clinical trial generally consistent with U.S. 21 C.F.R. 312.21(c) or any other country’s counterpart thereof, including a Phase II/III study), initiated by or on behalf of Regen BioPharma, its Affiliates or sublicensee anywhere in the world.

1.21.	“Prosecute” or “Prosecution” shall mean, with respect to Patents, the filing for, prosecuting, responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings (including without limitation conducting or participating in interference proceedings and oppositions) filed by third parties against, and maintaining, the Patents.

1.22.	“Quarter” means each of the four (4) thirteen (13) week periods; (i) commencing on January 1 of any calendar year.

1.23.	“Regen BioPharma Improvement” shall have the meaning set forth in Section 2.3 (Rights to Regen BioPharma Improvements).

1.24.	“Regulatory Approval” shall mean the final approval to market a Licensed Product in any country of the Territory, and any other approval which is required to launch the Licensed Product in the normal course of business.

1.25.	“Research Plan” shall have the meaning set forth in Section 4.1.1.

1.26.	“RNAi” shall have the meaning set forth in the Recitals.

1.27.	“Term” shall have the meaning set forth in Section 8.1 (Term).

1.28.	“Territory” shall mean worldwide.

1.29.	“Valid Claim” shall mean any claim in any (i) issued and unexpired patent that has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, reexamination, opposition, interference or otherwise or (ii) any composition of matter, article of manufacture, or method of use claim contained in a patent application that has been pending for no more than seven (7) years from the first priority date claimed in such patent application.

1.30.	“$” shall mean US Dollars.

2.	LICENSES

2.1.	Grant of Rights. Subject to the terms and conditions of this Agreement, Benitec Australia hereby grants to Regen BioPharma an exclusive, royalty-bearing right and license, in the Field in the Territory, including the right to grant sublicenses, under the Licensed Technology, to Develop, make, have made, use, Commercialize, offer for sale, have sold, and import Licensed Products.

2.2.	Sublicense Rights. Regen BioPharma shall have the right, subject to Benitec Australia’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, to sublicense the rights granted under Section 2.1 (Grant of Rights) to an Affiliate or a third party pursuant to a written sublicense agreement; PROVIDED, in the event of any sublicense of rights by Regen BioPharma hereunder, (i) full copies of the final sublicense are provided to Benitec Australia, (ii) such sublicense shall be subject to the terms and conditions of this Agreement that, by their terms, are applicable to such sublicense, (iii) the sublicense by Regen BioPharma hereunder shall not relieve Regen BioPharma of its obligations under this Agreement, and (iv) Regen BioPharma shall remain responsible to Benitec Australia for the performance or nonperformance of any such sublicensee hereunder.

2.3.	Rights to Benitec Australia Improvements. Any Improvement made by or on behalf of Benitec Australia after the Effective Date which is available to be licensed shall be automatically included in the Licensed Technology licensed to Regen BioPharma in Section 2.1 (Grant of Rights).

2.4.	Rights to Regen BioPharma Improvements. Any Improvement made by or on behalf of Regen BioPharma after the Effective Date (“Regen BioPharma Improvement”) shall be owned by Regen BioPharma. Regen BioPharma hereby grants Benitec first right of refusal on any intellectual property developed from this license agreement.

2.5.	No Other Rights. Except as expressly provided herein, no right, title, or interest is granted whether by implication, estoppel, reliance, or otherwise, by Benitec Australia to Regen BioPharma in, to or under the Licensed Technology. All rights with respect to technology, patents or other intellectual property rights that are not specifically granted herein are reserved; in particular, the use of the Patent Rights in plants is reserved to CSIRO in the entirety and the use of the Patent Rights in non-human animals is reserved to Benitec Australia and/or CSIRO and sublicensees, OTHER THAN in relation to Regen BioPharma’s right to Develop Licensed Products in non-human animals and to manufacture Licensed Products in isolated animal cells in accordance with Section 2.1 (and for the purpose of clarity, only for Developments in the Human Field) (Grant of Rights).

2.6.	Bankruptcy. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, are, for all purposes of 11 U.S.C. § 365(n), licenses of rights to intellectual property as defined in the United States Bankruptcy Code. Each Party may elect to retain and may fully exercise all of its rights and elections under 11 U.S.C. § 365(n).

3.	PAYMENTS AND RELATED OBLIGATIONS

3.1.	License Fees. In partial consideration for the rights and license granted pursuant to Section 2.1 (Grant of Rights), Regen BioPharma shall pay to Benitec Australia:

3.1.1.	a one-time, non-refundable, upfront payment of twenty five thousand US dollars ($25,000) as a license initiation fee on the Effective Date (which is defined as the execution date of this agreement); and

3.1.2.	a one-time non-refundable payment of twenty five thousand US dollars ($25,000) on the first anniversary of the Effective Date.

The payments specified in Section 3.1 may be paid in cash or common stock in accordance with Section 3.3.

3.2.	Milestone Payments. In partial consideration for the rights and license granted pursuant to Section 2.1 (Grant of Rights), Regen BioPharma shall make the following milestone payments to Benitec Australia within sixty (60) days after the first achievement by Regen BioPharma, its Affiliates, or sublicensees of the corresponding events in the Territory. For the avoidance of doubt, each milestone payment below will be paid once per Licensed Product that meets such milestone.

Milestone	Amount
Start Phase I/II clinical trial – dosing first patient	$100,000 US Dollars*
Start Phase III clinical trial	$500,000 US Dollars
Regulatory Approval for a Licensed Product by first regulatory agency	$1,000,000 US Dollars
Regulatory Approval for a Licensed Product by second regulatory agency	$2,000,000.00 US Dollars

*The payment of $100,000 specified in Section 3.2 for “Start Phase I/II clinical trial – dosing first patient” may be paid in cash or common stock in accordance with Section 3.3.

3.3.

BMSN Issue of Common Stock Equivalent to Cash.  The payments identified in Sections 3.1 and 3.2 as payable in cash or common stock may be paid in cash or fully paid common stock (restricted for up to six (6) months) in Regen’s parent company Bio-Matrix Scientific Group (OTCQB: BMSN - “BMSN” – such common stock would be issued at BMSN’s discretion and, in the event that BMSN doesn’t have enough authorized shares available to issue, BMSN may increase the authorized shares so as to allow payment to Benitec Australia).  If common stock in BMSN has not been calculated (in accordance with the following) and issued to Benitec Australia within six (6) months of the Effective Date, then Regen BioPharma will pay to Benitec Australia the full cash amount upon that date.

If BMSN determines to issue common stock to Benitec Australia in accordance with this Section 3.3 then it will calculate the number of shares to be issued in accordance with the following:

(1)	BMSN will determine the 30 day VWAP (Volume-Weighted Average Price, as determined by BMSN share volumes and prices reported by the OTC Markets Group) of its common stock immediately prior to the date the payment is due; and

(2)	BMSN will issue to Benitec that number of shares which is equal to the amount of the payment divided by the 30 day VWAP (step (1) above) rounded up to the nearest whole share.

3.4.	Minimum Annual Royalties. In partial consideration for the rights and licenses granted pursuant to Section 2.1 (Grant of Rights), Regen BioPharma shall pay to Benitec Australia minimum annual royalties of twenty five thousand US dollars ($25,000) payable per year on each anniversary of the Effective Date, commencing on the second anniversary of the Effective Date. This minimum annual royalty is only payable to the extent that royalty payments made during the preceding 12-month period pursuant to Clause 3.4 below do not exceed twenty five thousand US dollars ($25,000).

3.5.	Royalty Payments.

3.5.1.	In partial consideration for the rights and licenses granted pursuant to Section 2.1 (Grant of Rights), Regen BioPharma shall pay to Benitec Australia royalties equal to four percent (4%) of the Net Sales of any Licensed Products sold within the scope of a Valid Claim of the Licensed Technology in a Quarter.

3.5.2.	Royalty Term. The obligation of Regen BioPharma to pay royalties to Benitec Australia pursuant to Section 3.5.1 shall commence on the date of the First Commercial Sale of a Licensed Product and continue, on a country-by-country basis and on a Licensed Product-by-Licensed Product basis, until expiration or termination of the Patent Rights covering such Licensed Product. Thereafter, Regen BioPharma shall have an irrevocable perpetual, fully paid up, sub-licensable, royalty-free license of the Licensed Technology with respect to such Licensed Product in such country in which the Patent Rights have expired or permanently terminated.

3.5.3.	Sublicensee Payments. Regen BioPharma will pay Benitec BioPharma fifty percent (50%) of all consideration (in the case of in-kind consideration, at fair market value as monetary consideration) received by Regen BioPharma from sublicensees, excluding royalties from sublicensees based on Net Sales of any Licensed Products for which Benitec receives payment in accordance with Section 3.5.1.

3.6.	Payment Terms.

3.6.1.	No multiple royalties or milestones, pursuant to Sections 3.2 (Milestone Payments) and 3.5 (Royalty Payments), respectively, shall be due or payable because the Development, manufacture, use, offer for sale, sale or import of any Licensed Product is or shall be covered by more than one Valid Claim within the Patent Rights.

3.6.2.	Regen BioPharma shall pay all royalties due and payable on Net Sales in each Quarter pursuant to Section 3.4 (Royalty Payments) (i) within sixty (60) days after the last day of each Quarter in which the applicable Net Sales underlying such royalties were billed or invoiced by Regen BioPharma or (ii) in the case of a sublicensee, within thirty (30) days after the sublicensee or its Affiliate remits payment to Regen BioPharma.

3.6.3.	All payments made by Regen BioPharma under this Agreement shall be made in US dollars, and such payments shall be made by check or wire transfer to one bank account to be designated in writing by Benitec Australia. In the event that Licensed Products are sold in currencies other than US dollars, Net Sales shall be calculated by Regen BioPharma in accordance with United States of America generally accepted accounting principles, consistently applied. Net Sales in currencies other than US dollars shall be converted into US dollars using the average official rate of exchange for such currencies published in The Wall Street Journal on the first and last days of the calendar quarter period in which such Net Sales accrued (or, if not published on such days, the first and last publication days for The Wall Street Journal during such calendar quarter period) and subsequently converted into US dollars also using the Wall Street Journal, before payment into the Benitec Australia account. If an exchange rate for any particular currency is not published in The Wall Street Journal, the rate of exchange to be used for such currency shall be determined using average conversion rates that generally are accepted in the industry on the first and last days of the calendar quarter period in which such Net Sales accrued. Royalty payments due to Benitec Australia pursuant to Section 3.5 (Royalty Payments) shall be calculated based on the Net Sales in US dollars as calculated above. In the event that restrictions or prohibitions imposed by a national or international government authority preclude conversion of a national or international currency into US dollars, the Parties shall consult to find a prompt and acceptable solution.

3.7.	Late Payment Interest. Any payment due and payable to Benitec Australia under the terms and conditions of this Agreement, including, without limitation, any royalty payment, made by Regen BioPharma after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to the lesser of either (a) one percent (1%) above the prime rate as reported by Citibank, New York, New York, as of the date such payment was due and payable, or (b) the maximum rate permitted by applicable law.

3.8.	Taxes. To the extent a withholding tax obligation is imposed by a governmental authority upon a royalty or other payment due and payable by Regen BioPharma to Benitec Australia, Regen BioPharma or a sublicensee, as the case may be, shall be entitled to withhold from such payment the amount, if any, of any tax assessed against Benitec Australia and to be withheld, provided that such tax is only for the account of Benitec Australia and evidence of the payment of such tax is promptly provided to Benitec Australia. Regen BioPharma, or the sublicensee, as the case may be, shall pay the amount of such tax to the proper taxing authority as required and shall be entitled to deduct the amount of such tax from the payment to be made by Regen BioPharma to Benitec Australia. Regen BioPharma shall advise Benitec Australia of any tax payment made for the benefit of Benitec Australia pursuant to this Section 3.8 (Taxes) and provide, or request a sublicensee to provide, Benitec Australia copies of tax receipts for all taxes paid and deducted from the payment due and payable to Benitec Australia, together with copies of all pertinent communications from or with governmental authorities with respect thereto. At Benitec Australia’s reasonable request and at Benitec Australia’s reasonable expense, Regen BioPharma shall reasonably assist Benitec Australia in any effort by Benitec Australia in claiming any exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force, and in minimizing the amount required to be so withheld or deducted.

3.9.	Records and Reports. All payments made to Benitec Australia hereunder shall be accompanied by a written statement setting forth in reasonable detail the calculation thereof, including, for example, in the case of royalty payments, the gross amount billed or invoiced by Regen BioPharma, its Affiliates or its sublicensees for sale or other disposition of Licensed Products on a country-by-country basis in the local currency, itemized deductions against such gross amount in accordance with Section 1.16 (Net Sales), Net Sales on a country-by-country basis, and, if applicable, the exchange rate utilized to convert a local currency to US dollars and these reports are due within 30 days of each Quarter. Regen BioPharma shall maintain complete and accurate records sufficient to enable accurate calculation of royalties and other payments due Benitec Australia hereunder. Such records and books of account shall be preserved by Regen BioPharma for a period of seven (7) years after the end of the period covered by such records and books of account, which obligation shall survive expiration or termination of this Agreement. Regen BioPharma shall use commercially reasonable efforts to ensure that its sublicensees provide reports and keep records in a manner consistent with this Section 3.9. Regen BioPharma shall provide reports received from sublicensees to Benitec Australia with the applicable payment and such reports shall be deemed Confidential Information of Regen BioPharma and shall be subject to Section 9 (Confidentiality).

3.10.	Audit Rights. Regen BioPharma shall permit an independent public accountant designated by Benitec Australia and reasonably acceptable to Regen BioPharma, to have access, no more than once in each calendar year during the Term and no more than twice during the three (3) calendar years following the expiration or termination of this Agreement, during regular business hours and upon at least sixty (60) days written notice, to Regen BioPharma’s records and books to the extent necessary to determine the accuracy of Net Sales reported, and payments made, by Regen BioPharma to Benitec Australia within the three (3) year period immediately preceding such an audit. The independent public accountant shall be under a confidentiality obligation to Regen BioPharma to disclose to Benitec Australia only (a) the accuracy of Net Sales reported and the basis for royalty and other payments made to Benitec Australia under this Agreement and (b) the difference, if any, such reported and paid amounts vary from amounts determined as a result of the audit. If such examination results in a determination that Net Sales or payments have been misstated, over or under paid amounts due shall be paid promptly to the appropriate Party. If Net Sales are understated by greater than five percent (5%), the fees and expenses of such accountant shall be paid by Regen BioPharma; otherwise the fees and expenses of such accountant shall be paid by Benitec. All matters reviewed by such independent public accountant shall be deemed Confidential Information of Regen BioPharma and shall be subject to Section 9 (Confidentiality). Regen BioPharma shall use commercially reasonable efforts to reserve the right to conduct audits of its sublicensees in a comparable manner to this Section 3.10 and if requested by Benitec Australia shall appoint an independent public accountant to conduct such audit, at Benitec Australia’s expense, unless the Net Sale of sublicensee are understated by greater than five percent (5%), in which case Regen BioPharma shall ensure that the fees and expenses of such accountant shall be paid by the sublicensee. Regen BioPharma shall provide Benitec Australia with a copy of all audit reports of sublicensees under this Section 3.10, such reports shall be deemed Confidential Information of Regen BioPharma and shall be subject to Section 9(Confidentiality).

4.	PRODUCT DEVELOPMENT

4.1.	Research Plan & Progress Reports.

4.1.1.	Regen BioPharma, either directly or through a sublicensee, will develop a research plan summarizing the work it will perform and associated indicative timelines to Develop, obtain Regulatory Approval for and sell Licensed Products (the “Research Plan”). Regen BioPharma will provide a copy of the Research Plan to Benitec Australia within ninety (90) days of the Effective Date.

4.1.2.	By September 1 of each calendar year, Regen BioPharma, either directly or through a sublicensee, will submit a written report to Benitec Australia covering the preceding twelve (12) month period. Each report will describe: Regen BioPharma’s progress, either directly or through a sublicensee, in accordance with the Research Plan and towards commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedules or anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transaction(s) involving Licensed Product.

4.2.	Timelines. The Research Plan shall, inter alia, identify milestones and proposed timelines in relation to Development and Commercialization of Licensed Products. Timelines proposed by Regen BioPharma are subject to agreement by Benitec Australia who shall not unreasonably refuse or withhold approval. Agreed times can be varied by agreement in writing by the Parties

4.3.	Diligence. Consistent with the Research Plan, Regen BioPharma will use Commercially Reasonable Efforts to diligently Develop, manufacture, and sell Licensed Products and will use Commercially Reasonable Efforts to develop markets for Licensed Products, in both cases either directly or through a sublicensee. Regen BioPharma, either directly or through a sublicensee, will use Commercially Reasonable Efforts to obtain all necessary governmental approvals for the sale of Licensed Products in the United States of America and in the European Union. Regen BioPharma will ensure that it has obtained all necessary governmental approval in each country where Licensed Products are Developed, made, used, Commercialized, sold, offered for sale or imported.

5.	PATENT MAINTENANCE AND ENFORCEMENT

5.1.1.	Patent Maintenance and Prosecution. Benitec Australia has provided a copy of the CSIRO License to Regen BioPharma. This Section 5 (Patent Maintenance and Prosecution) is subject at all times to and does not operate to fetter or derogate from the rights of CSIRO under the CSIRO License.

5.1.2.	Patent Rights. Benitec Australia, or CSIRO to the extent applicable and permissible under the CSIRO License, shall have the right and the obligation to Prosecute all Patents included within the Patent Rights at its cost and expense. Benitec Australia shall keep Regen BioPharma reasonably apprised of all relevant actions regarding the status of such Patent Rights to the extent reasonably possible pursuant to the CSIRO License.

5.2.	Patent Enforcement and Defense.

5.2.1.	Each Party shall notify the other Party of any infringement of any of the Patent Rights by a third party in the Field which becomes known to such Party, and of any claim of infringement by a third party that the activities of a Party infringe patent rights of such third party.

5.2.2.	Regen BioPharma acknowledges that pursuant to Section 15.2 of the CSIRO License, CSIRO has sole responsibility and control of legal action relating to the Patent Rights licensed from CSIRO to Benitec. Subject to the foregoing, as between the Parties:

(a)	Benitec Australia shall have the first right, but not an obligation, to initiate, maintain and control, at Benitec Australia’s expense, legal action against any infringement of the Patent Rights by a third party in the Field;

(b)	in the event that Benitec Australia initiates legal action against infringement of the Patent Rights (including by CSIRO) by a third party in the Field, Benitec Australia shall notify Regen BioPharma in writing prior to initiating such legal action. Thereafter, Benitec Australia will keep Regen BioPharma fully informed as to any proceedings and Regen BioPharma shall have a right to comment on and have input prior to any legal actions to the extent that they relate to the Patent Rights in the Field, and Benitec must reasonably consider (including through CSIRO) all of Regen BioPharma's relevant proposals.

5.2.3.	Regen BioPharma acknowledges that it may not commence suit under the Patent Rights without seeking and obtaining the prior written consent of Benitec Australia (or CSIRO, as the case may be). If such consent is given then:

(a)	it may be given conditionally, including on condition that Regen BioPharma indemnify Benitec Australia and/or CSIRO against all costs and expenses associated with the litigation regardless of whether Benitec Australia and/or CSIRO are joined in the litigation voluntarily or involuntarily; and

(b)	Benitec Australia and/or CSIRO shall, if necessary and at the cost of Regen BioPharma, lend their name/s to such proceedings and provide all other reasonable assistance to Regen BioPharma in commencing and undertaking the proceedings.

5.3.	Cooperation. In any suit, proceeding or dispute involving the infringement of any of the Patent Rights in the Field, the Parties shall provide each other with reasonable cooperation, and, upon the request and at the expense of the Party bringing suit, the other Party shall make available to the Party bringing suit, at reasonable times and under appropriate conditions, all relevant personnel, records, papers, information, samples, specimens, and the like in its possession. Notwithstanding any other provision of this Section 5 (Patent Maintenance and Enforcement) but subject always to CSIRO’s rights pursuant to the CSIRO License, neither Party shall make any settlements of any suit, proceeding or action relating to an infringement of the Patent Rights in the Field underSection 5.2 (Patent Enforcement and Defense) that would adversely affect the other Party or materially affect the rights and licenses granted hereunder without first obtaining such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	Representations and Warranties of Benitec Australia. Benitec Australia represents and warrants that, as of the Effective Date:

6.1.1.	Benitec Australia is a corporation, duly organized, validly existing and in good standing under the laws of Australia;

6.1.2.	This Agreement is permitted under and in full compliance with and will not conflict with or violate any term, condition, or obligation of any third party agreement to which Benitec Australia or any Affiliate, officer, or board member of Benitec Australia or its Affiliates is a party to, including, but not limited to, any agreement with CSIRO.

6.1.3.	Benitec Australia owns or controls all right and interest in, to and under the Licensed Technology, subject to the terms and conditions of any agreement with CSIRO.

6.1.4.	Benitec Australia has the sole, exclusive and unencumbered right and authority to grant the rights and licenses granted pursuant to the terms and conditions set forth in this Agreement;

6.1.5.	The Licensed Technology is free and clear of any lien, encumbrance, security interest and restriction;

6.1.6.	Benitec Australia has not granted any right, license or interest in, to or under the Licensed Technology in the Field to any other party;

6.1.7.	Other than standard patent office actions in the examination of pending applications, there are no legal actions, re-examinations, oppositions, interferences, suits, investigations, legal claims or proceedings pending or threatened relating to the Patent Rights;

6.1.8.	The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Benitec Australia;

6.1.9.	The CSIRO License is valid and in full force and effect and constitutes the entire agreement with CSIRO in relation to Benitec Australia’s rights to license the Licensed Technology to Licensee pursuant to this Agreement; and

6.1.10.	There are no existing or claimed defaults by Benitec Australia, and to Benitec Australia’s knowledge, by CSIRO under the CSIRO License.

6.2.	Warranties of Regen BioPharma. Regen BioPharma warrants that as of the Effective Date:

6.2.1.	Regen BioPharma is a corporation, duly organized validly existing and in good standing under the laws of Nevada, USA; and

6.2.2.	The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of Regen BioPharma.

6.3.	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND HEREBY DISCLAIMS TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL, REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF ANY THIRD PARTY’S PROPRIETARY RIGHTS.

7.	INDEMNIFICATION AND INSURANCE

7.1.	Benitec Australia Indemnification. Benitec Australia shall indemnify, defend and hold Regen BioPharma, its directors, officers, employees, agents, and Affiliates harmless from and against all claims, demands, damages, liabilities, losses, costs and expenses, including without limitation attorney’s fees (collectively, “Claims”) resulting from or arising out of (a) any breach by Benitec Australia of any of Benitec Australia’s representations or, warranties or covenants delivered to Regen BioPharma hereunder; or (b) the Development (whether preclinical or clinical), testing, manufacture, use, sale, offer for sale, importation, exportation, storage, handling, transportation, distribution or any other disposition of any product by Benitec Australia or any Benitec Australia Affiliate or sublicensee (other than Regen BioPharma or any Regen BioPharma Affiliate or sublicensee) in fields other than the Field; provided, however, that Benitec Australia’s indemnification obligations under this Section 7.1 (Benitec Australia Information) shall not apply (i) to the extent that any such Claim arises out of any breach by Regen BioPharma of any of Regen BioPharma’s representations, warranties or covenants hereunder, or (ii) to any claim arising out of Regen BioPharma’s gross negligence or willful misconduct.

7.2.	Regen BioPharma Indemnification. Regen BioPharma shall indemnify, defend and hold Benitec Australia, its directors, officers, employees, agents, and Affiliates, including CSIRO, harmless from and against all Claims resulting from or arising out of (a) any breach by Regen BioPharma of any of Regen BioPharma’s representations, warranties or covenants delivered to Benitec Australia hereunder; or (b) the Development (whether preclinical or clinical), testing, manufacture, use, sale, offer for sale, importation, exportation, storage, handling, transportation, distribution or any other disposition of any Licensed Product by Regen BioPharma in the Field; provided, however, that Regen BioPharma’s indemnification obligations under this Section 7.2 (Regen BioPharma Indemnification) shall not apply (i) to the extent that any such Claim arises out of any breach by Benitec Australia of any of Benitec Australia’s representations, warranties or covenants hereunder, or (ii) to any claim arising out of Benitec Australia and/or CISIRO’s gross negligence or willful misconduct.

7.3.	Procedure. For purposes of Section 7.1 (Benitec Australia Indemnification) and Section 7.2 (Regen BioPharma Indemnification), the indemnified Party shall give prompt written notice to the indemnifying Party of any suits, claims or demands by third parties or the indemnified Party which may give rise to any Claim for which indemnification may be required under this Section 7 (Indemnification and Insurance); provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except, if and to the extent that such failure materially affects the ability of the indemnifying Party to defend the applicable suit, claim or demand. The indemnifying Party shall be entitled to assume the defense and control of any such suit, claim or demand of any third party at its own cost and expense; provided, however, that the other party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying Party declines to or fails to timely assume control of any such suit, claim or demand, the Party entitled to indemnification shall be entitled to assume such control, conduct the defense of, and settle such suit, claim or action, all at the sole cost and expense of the indemnifying Party. Neither the indemnifying Party nor the indemnified Party shall settle or dispose of any such matter in any manner which would adversely affect the rights or interests of the other Party without the prior written consent of the indemnified Party, which shall not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.

8.	TERM AND TERMINATION

8.1.	Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until expiration of Licensee’s payment obligations under Section 3 (Payments and Related Obligations), unless and until terminated at an earlier date in accordance with Section 8.2 (Termination by Benitec Australia) (the “Term”).

8.2.	Termination

8.2.1.	If Regen BioPharma fails to make any uncontested payment due to Benitec Australia under Section 3 (Payments and Related Obligations), Benitec Australia may notify Regen BioPharma in writing of such failure to pay. If Regen BioPharma does not either make a written objection as to whether such payment is due or fails to cure such failure to pay within sixty (60) days of the receipt of the foregoing notice from Benitec Australia, then, subject to the terms of this Section 8.2 (Termination by Benitec Australia), the license granted by Benitec Australia to Regen BioPharma under Section 2.1 (Grant of Rights), and any concomitant Improvements, shall terminate, effective upon receipt by Regen BioPharma of a second written notice from Benitec Australia. If Regen BioPharma disputes the amount or that a payment is due under Benitec Australia’s written notice of non-payment above, such dispute will be subject to the dispute resolution provisions of Section 10 (Dispute Resolution).

8.2.2.	If a Party commits a material breach of this Agreement (“Defaulting Party”), the other Party may notify the Defaulting Party in writing of such failure. If the Defaulting Party does not make a written objection as to whether a material breach has occurred or fails to cure such material breach within ninety (90) days of the receipt of the foregoing notice from the other Party, or, for material breaches that are not curable within ninety (90) days, within such time as reasonably practical to cure with diligent effort, then, subject to the terms of this Section 8.2 (Termination), the other Party may terminate this Agreement, effective upon receipt by the Defaulting Party of a second written notice from the other Party. If the Defaulting Party disputes the material breach under the other Party’s written notice of breach above, such dispute will be subject to the dispute resolution provisions of Section 10 (Dispute Resolution).

8.2.3.	If Regen BioPharma or its Affiliate commences an action or proceeding, including without limitation by reexamination, opposition, interference, declaratory judgment proceeding, or invalidity or nullity proceeding alleging that a Patent Right is invalid, unenforceable or not infringed by the Development, manufacture, use, sale or importation of a Licensed Product then Benitec Australia may terminate this Agreement by thirty (30) days written notice to Regen BioPharma. Regen BioPharma shall use commercially reasonable efforts to reserve a comparable right of termination in all sublicenses which right will be exercised by Regen BioPharma if requested in writing by Benitec Australia.

8.2.4.	Regen BioPharma shall have the option, at its sole discretion, to terminate this Agreement either in full, or on a Licensed Product-by-Licensed Product and country-by-country basis, at any point in time during the Term, on thirty (30) days prior written notice to Benitec Australia.

8.2.5.	Benitec Australia may terminate this Agreement if Regen BioPharma, its Affiliate, or its sublicensee, has not sold Licensed Product anywhere in the Territory for any twelve (12) month period after Regen BioPharma’s, its Affiliate’s, or its sublicensee’s First Commercial Sale of a Licensed Product, unless (i) such failure to sell Licensed Product is the result of (a) a recall, suspension of regulatory approval or clinical hold by a regulatory authority such as the U.S. Food and Drug Administration or foreign equivalent in the Territory, (b) a voluntary recall and/or suspension of Licensed Product sales by Regen BioPharma, its Affiliate, or its sublicensee, based on reasonable concerns for patient safety, (c) sale by a third party of a product covered by the Patent Rights, or (d) a force majeure under Section 11.5 (Force Majeure); or (ii) Regen BioPharma, its Affiliate, or its sublicensee is actively developing one or more additional Licensed Products in the Field.

8.2.6.	Benitec Australia may terminate this Agreement after 12 months’ notice in writing if Regen BioPharma, in the opinion of Benitec Australia at its absolute discretion, abandons the Development of Licensed Products or has not used Commercially Reasonable Efforts to Commercialize the Licensed Products.

8.3.	Effect of Expiration or Termination. Upon natural expiration of this Agreement in accordance with Section 8.1 (Term), the rights and licenses granted by Benitec Australia to Regen BioPharma under this Agreement shall become fully paid-up, sub-licensable, perpetual, royalty-free and irrevocable. Upon termination of this Agreement pursuant to Section 8.2 (Termination), subject to Section 8.5 (Survival), (i) if terminated in its entirety, this Agreement, including, but not limited to, all payment obligations of Regen BioPharma (other than payment obligations due, but not paid, prior to the date of such termination) and all rights and licenses under this Agreement granted to Regen BioPharma shall immediately terminate or (ii) if the license under Section 2.1 (Grant of Rights) is terminated in a given country pursuant to Section 8.2.4 (Termination), all rights and obligations with respect to such license in such country, including all payment obligations (other than payment obligations due, but not paid, prior to the date of such termination), shall immediately terminate, but the remainder of the Agreement shall remain in full force and effect, including the remaining license Section 2.1 (Grant of Rights) in non-terminated countries, as the case may be.

8.4.	Effect of Early Termination.

8.4.1.	In the event of early termination of this Agreement, each Party shall promptly return, or at the other Party’s written request destroy, any Confidential Information of the other Party in such Party’s possession or control at the time of termination.

8.4.2.	In the event of early termination of this Agreement, each Party shall retain any and all rights or remedies such Party may have in law or in equity, provided that neither Party may claim compensation for lost opportunity or consequential damages arising out of the fact of such early termination.

8.5.	Survival. Notwithstanding anything to the contrary in this Agreement, Sections 1 (Definitions), 2.4 (Regen BioPharma Improvements), 6 (Representations and Warranties), 7 (Indemnification and Insurance), 8.3 (Effect of Expiration or Termination), 8.4 (Effect of Early Termination), 8.5 (Survival), 9 (Confidentiality), 10(Dispute Resolution) and 11 (Miscellaneous) shall survive expiration or termination of this Agreement for any reason.

9.	CONFIDENTIALITY

9.1.	Confidential Information. The Parties may provide Confidential information to each other, including but not limited to each Party’s know-how, invention disclosures, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, “Confidential Information” means any information of a confidential and proprietary nature disclosed by a Party to this Agreement to the other Party (i) in written form marked “confidential” or (ii) in oral form if summarized in a writing marked “confidential” delivered to the receiving Party within thirty (30) days after the oral disclosure.

9.2.	Confidentiality and Non-Use. The recipient of a disclosing Party’s Confidential Information shall maintain such Confidential Information in confidence, and shall disclose such Confidential Information only to its employees, agents, consultants, Affiliates, licensors, sublicensees, attorneys, accountants, investors, potential acquirors and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive than those set forth herein and for whom each Party shall be responsible for any breach of this Section 9. The recipient of the disclosing Party’s Confidential Information shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing. The recipient of the other Party’s Confidential Information shall take the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).

9.3.	Exclusions. Confidential Information shall not include information that: (a) is in the recipient’s possession prior to receipt from the disclosing Party as established by documentary proof; (b) is or becomes, through no fault of the recipient or its Affiliates or sublicensees hereunder, publicly known (as shown by the recipient’s written record); (c) is furnished to the recipient by a third party without breach of a duty to the disclosing Party; (d) is independently developed by the recipient without use of, application of or access to the disclosing Party’s Confidential Information; or (e) is required to be disclosed under applicable law, but only for the sole purpose of and solely to the extent required by such law, and provided that the recipient, to the extent possible, shall give the disclosing Party prior written notice of the proposed disclosure and cooperate fully with the disclosing Party to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

9.4.	Terms of Agreement. The terms of this Agreement shall be Confidential Information of both Parties, and subject to the terms of this Section9 (Confidentiality). Notwithstanding the foregoing, either Party may make a disclosure of terms of this Agreement (i) to any financial advisors, accountants, potential sublicensees, investors, or potential acquirers, (ii) if required by applicable law, or (iii) as otherwise permitted pursuant to Section 12.1 (Public Announcements). Except as otherwise permitted for disclosures pursuant to Section 12.1 (Public Announcements), the disclosing Party shall use commercially reasonable efforts to preserve the confidentiality of this Agreement and the terms thereof notwithstanding any required disclosure. A Party will give the other Party written notice of any required disclosure under (ii) above, which notice shall, to the extent reasonably practicable, be given a reasonable period of time in advance of such required disclosure. In the event either Party is required to file this Agreement with the U.S. Securities and Exchange Commission or any comparable Australian or other non-U.S. regulatory agency, such Party shall apply for confidential treatment of this Agreement to the fullest extent permitted by applicable law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing to give the other Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other Party.

9.5.	Termination. All obligations of confidentiality and non-use imposed under this Section 9 (Confidentiality) shall expire ten (10) years after the date of disclosure of such information under this Agreement.

10.	DISPUTE RESOLUTION

10.1.	Exclusive Dispute Resolution Mechanism. The Parties agree the procedures set forth in this Section 10 (Dispute Resolution) shall be the exclusive mechanism for resolving any bona fide disputes, controversies or claims (collectively, “Disputes”) between the Parties that arise from time to time pursuant to this Agreement relating to any Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties.

10.2.	Executive Mediation.

10.2.1.	Any Dispute must first be submitted to the officers designated below, or their appointed representatives, for attempted resolution by good faith negotiations for a period of at least thirty (30) days.

For Benitec Australia	-	Peter French, CEO

For Regen BioPharma	-	David R. Koos, Chairman and CEO

In the event that the representatives of the Parties designated in accordance with the above are not able to resolve any Dispute within such thirty (30) day period, either Party may invoke the provisions set forth in Section 10.3 (Arbitration).

10.3.	Arbitration.

10.3.1.	Any and all unresolved Disputes, and any and all unresolved issues remaining after consideration of a Dispute in accordance with Section 10.2 (Executive Mediation), except as set forth in Sections 10.4 (Preliminary Injunctions) or 10.5 (Patent Disputes), shall be exclusively and finally resolved by binding arbitration.

10.3.2.	Any arbitration concerning a Dispute shall be conducted in Sydney, New South Wales, Australia; unless otherwise agreed to by Benitec Australia and Regen BioPharma in writing. Each and any arbitration shall be administered by the International Center For Dispute Resolution (“ICDR”), and shall be conducted in accordance with the International Arbitration Rules of the ICDR (the “Rules”), as such Rules may be amended from time to time.

10.3.3.	Within ten (10) days after receipt of an arbitration notice from a Party, the Parties shall attempt in good faith to agree on a single neutral arbitrator with pharmaceutical or biotechnology industry experience to conduct the arbitration. If the Parties do not agree on a single neutral arbitrator within thirty (30) days after receipt of an arbitration notice, each Party shall select one (1) arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator with pharmaceutical or biotechnology industry experience to constitute a panel of three (3) arbitrators to conduct the arbitration in accordance with the Rules. In the event that only one of the Parties selects an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the Dispute or any or all unresolved issues subject to the arbitration. Each and all arbitrator(s) of the arbitration panel conducting the arbitration must and shall agree to render an opinion within twenty (20) days after the final hearing before the panel.

10.3.4.	Except in the case of manifest error or fraud, the decision or award of the arbitrator(s) shall be final, binding and incontestable and may be used as a basis for judgment thereon in any jurisdiction. Subject to the foregoing, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s). Accordingly, there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of manifest error and/or fraud. The arbitrator(s) shall, upon the request of either Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Each Party shall bear its own costs and attorneys’ fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorneys’ fees, to the prevailing Party. Without limiting any other remedies that may be available under applicable law, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, injunctive relief, or punitive, special, consequential or any other similar form of damages.

10.4.	Preliminary Injunctions. Notwithstanding anything to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

10.5.	Patent Disputes. Notwithstanding anything to the contrary, any and all issues regarding the scope, construction, validity and enforceability of one or more Patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent or Patents in question.

10.6.	Confidentiality. All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to Section9 (Confidentiality).

11.	MISCELLANEOUS

11.1.	Public Announcements. The Parties will mutually agree on a press release to be issued upon execution of this Agreement or reasonably soon thereafter. Neither Party shall make any subsequent public announcement concerning the terms of this Agreement not previously made public without the prior written approval of the other Party with regard to the form, content, and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, court orders, or tax, securities filings, financing arrangements, acquisitions, or sublicenses. Such consent shall not be unreasonably withheld or delayed by such other Party. Prior to any such public announcement, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Party in sufficient time to enable such other Party to consider and comment thereon. The Parties will agree to the form of public announcement about this license prior to the Effective Date.

11.2.	Governing Law. This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the State of New South Wales, Australia without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New South Wales to the rights and duties of the Parties.

11.3.	Further Assurances. From time to time on and after the Effective Date, each Party shall at the reasonable request of the other Party (a) deliver to such other Party such records, data or other documents consistent with the provisions of this Agreement, (b) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such other actions, as such other Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated thereby.

11.4.	Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES (WHETHER FOR LOSS OF PROFITS OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

11.5.	Force Majeure. Neither Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, including clinical holds, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event; and provided further that no such delay or failure in performance shall continue for more than twelve (12) months. In the event that a delay or failure in performance by Regen BioPharma under this Section11.5 (Force Majeure) continues longer than twelve (12) months, then Benitec Australia may terminate this Agreement in accordance with the terms and conditions of Section 8.2 (Termination for Cause).

11.6.	Independent Contractors. The relationship of the Parties established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between the Parties. Neither Party shall have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party.

11.7.	Assignment. The Parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a third party without the prior written consent of the other Party, such consent not to be withheld unreasonably. Notwithstanding the foregoing, a Party may transfer or assign its rights and obligations under this Agreement, without consent, to an Affiliate or a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in conformance with this Section 11.7 (Assignment) shall be null, void and of no legal effect.

11.8.	No Use of Names. Except as otherwise required under applicable law, or as otherwise permitted under Section 11.1 (Public Announcements), neither Party will use the name of the other Party in its advertising, press releases or promotional materials without the prior written consent of such other Party.

11.9.	Notices. Any notice, report, communication or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile or telecopy, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other Party at the address shown below or at such other address for which such Party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to Benitec Australia:	Benitec Australia Limited 1-15 Barr Street BALMAIN NSW 2041 AUSTRALIA Attn: Peter French, CEO Facsimile: +61 (0) 3 8678 1342

If to Regen BioPharma:	Regen BioPharma, 4700 Spring Street Suite 304 La Mesa CA 91942 USA Attn: David R. Koos, CEO Facsimile: + 1 (619) 330-2328

11.10.	Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both Parties. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder. No waiver shall be effective unless made in writing and signed by the waiving Party.

11.11.	Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that no such reformation or striking shall be effective if the result materially changes the economic benefit of this Agreement to either Party. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid or unenforceable, and reformation or striking of such provision would materially change the economic benefit of this Agreement to either Party, the Parties shall modify such provision in accordance with Section 12.10 (Modification; Waiver) to obtain a legal, valid and enforceable provision and provide an economic benefit to the Parties that most nearly effects the Parties’ intent on entering into this Agreement.

11.12.	Entire Agreement. The Parties acknowledge that this Agreement, together with the exhibits attached hereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto.

11.13.	Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, regardless of which Party may be deemed to have authored the ambiguous provision.

11.14.	Headings. The article, section and subsection headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the articles, sections or subsections to which such headings apply.

11.15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

EXECUTED BY THE PARTIES AS AN AGREEMENT

Benitec Australia Limited by	)

)

Peter French	)	/s/: Peter French

[insert name]	)	[signature]

CEP	)	8/6/2013

[insert title]	)	[date]

Signed for and on behalf of	)

Regen BioPharma, Inc.	)

by	)

)

David R. Koos	)	/s/: David R. Koos

[name]	)	[signature]

Chairman & CEO	)	8/5/2013

[title]	)	[date]

Schedule 1 – CSIRO License Definitions

[Note: Below are pre-existing definitions which cannot be amended.]

Definitions

Animal shall mean any species of the Kingdom Animalia, according to the Linnaean System of Taxonomy, and cells, tissues and organs isolated therefrom, but excluding Humans.

Delivery Agent means any agent (including a construct, vector, molecule or complex) engineered to deliver an RNAi Molecule into a cell, including:

(a)	an agent engineered to deliver into the cell an RNAi Molecule synthesised outside the cell;

(b)	a DNA molecule from which an RNAi Molecule may be transcribed in the cell;

(c)	a viral vector from which an RNAi Molecule may be produced in the cell through:

(i)	replication of the vector; and/or

(ii)	in the case of a DNA virus, transcription of the vector; and/or

(iii)	in the case of an RNA virus that utilises reverse transcription, transcription of a reverse transcription product of the vector,

and may be a DNA virus or an RNA virus or an agent derived from or incorporated in such a virus (and may, but need not, be an RNA virus that involves reverse transcription), and includes a formulated pharmaceutical product for administration to an organism that incorporates the subject matter of paragraph (a), (b) or (c).

Food Additive means a substance which when combined with other ingredients has a tradition of use as a food in the form in which it is consumed.

Foodstuff means a substance ingested orally which has a tradition of use as a food in the form in which it is consumed.

Fungus shall mean any species of the Kingdom Fungi, according to the Linnaean System of Taxonomy, and cells, tissues and organs isolated therefrom, and ‘Fungi’ shall be similarly construed.

Human or Humans shall mean Homo sapiens, and cells, tissues and organs isolated therefrom.

Human Field:

(a)	shall mean all Uses of the Technology:

(i)	in Humans and Animals for research to understand the role of Human genes in Human biology, physiology and metabolism;

(ii)	in Humans and Animals for studying and understanding diseases, disease states and disorders of Humans;

(iii)	in Humans and Animals for development and validation of RNAi Human Therapeutics, including:

(A)	development and validation of Delivery Agents to assess potential for use as an RNAi Human Therapeutic; and

(B)	the use of Transgenic Animals in experiments that Use the Technology in those Animals for the sole purpose of such development or validation;

(iv)	in Humans and isolated Animal cells (but not otherwise involving the use of Animals) for development, validation and manufacture of Non-RNAi Human Therapeutics;

(v)	in Humans, Protista, Fungi and isolated Animal cells (but not otherwise involving the use of Animals) for the manufacture of RNAi Human Therapeutics;

(vi)	in Humans, and in isolated Animal cells in diagnostic kits for use in conjunction with testing Human cells, for diagnosing and monitoring diseases, disease states and disorders of Humans;

(vii)	in Humans for:

i.	preventing and treating diseases, disease states and disorders in Humans (including those caused by Pathogens and Parasites of Humans);

ii.	preventing and treating Pathogens and Parasites of Humans;

(viii)	in Animals (including Transgenic Animals) for the sole purpose of preparing Animal organs, tissues and cells for xenotransplantation into Humans;

(ix)	in Humans for treating a xenotransplant in a Human;

(b)	also includes manufacturing an RNAi Molecule or a Delivery Agent outside a cell (including acellular or synthetic manufacture), or in bacteria or otherwise in a cell in a manner that does not Use the Technology in the cell, solely for the purpose of carrying out the activities set out in paragraph (a), provided always that the Delivery Agent is engineered for delivery or administration to the relevant organism or cell type as set out in paragraph (a) to cause Use of the Technology in the organism or cell type;

(c)	excludes all Uses of the Technology in Plants;

(d)	excludes all Uses of the Technology to make Foodstuffs, Food Additives and Nutraceuticals that do not rely upon the Use of the Technology in Humans;

(e)	excludes making, using and selling Research Tool Products and providing Research Tool Services.

Human Therapeutics shall mean any application of the subject matter of the Patents and Patent Applications that comprises a therapeutic agent or method for the treatment or prevention of a disease, disease state or disorder, or for the maintenance of health, in Humans (including in relation to Pathogens and Parasites of Humans), other than for purely diagnostic ex vivo purposes relating solely to Humans and excludes all Foodstuffs, Food Additives and Nutraceuticals that do not Use the Technology in Humans.

Non-RNAi Human Therapeutic means a Human Therapeutic the manufacture of which involves use of an RNAi Molecule to induce downregulation of target gene expression in a cell used in the manufacture of the Non-RNAi Human Therapeutic and which is not an RNAi Human Therapeutic or an RNAi Molecule.

Nutraceutical means a substance that is a cosmetic or that has drug-like properties but is not legally recognised as a therapeutic agent by the Australian Therapeutic Goods Agency or the US Food and Drug Administration.

Parasite shall mean any organism living in, with or on another organism, to the detriment of that host organism.

Pathogen shall mean any specific causative agent of disease, such as a virus, bacterium or Fungus.

Plant shall mean any species being a member of the Kingdom Plantae according to the Linnaean System of Taxonomy and cells, tissues and organs isolated therefrom.

Protista shall mean any species being a member of the Kingdom of Protista according to the Linnaean System of Taxonomy.

Research Tool Products means any product, including a Transgenic Animal, the manufacture, use or sale of which would Use the Technology, that is sold for use in Research and Development within the Human Field, but does not include a product the manufacture, use or sale of which is for, or comprises:

(a)	Use of the Technology in Plants; or

(b)	a therapeutic agent or method of treatment, prevention, monitoring or diagnosis of a disease, disease state or disorder, or for the maintenance of health, in Humans.

RNAi Human Therapeutic means a Human Therapeutic comprising a Delivery Agent engineered for the sole purpose of administration to a Human so as to Use the Technology in a Human and excludes all Foodstuffs, Food Additives and Nutraceuticals that do not rely upon the Use of the Technology in Humans.

RNAi Molecule means a double stranded RNA molecule that induces sequence specific downregulation of target gene expression in a cell, where the double stranded RNA molecule has two separate complementary strands or a single strand having two complementary parts that hybridise.

Transgenic Animal means an Animal whose genome has been modified by introduction and integration of exogenous DNA.

Use of the Technology in an organism or cell type, means inducing downregulation of target gene expression in a cell of the organism or cell type (where the target gene may be endogenous or exogenous), such downregulation being induced by an RNAi Molecule that is introduced into the cell by any means.

In the case of Use of the Technology for preventing and treating Pathogens and Parasites of an organism, Use of the Technology in the organism also includes downregulation of target gene expression in a cell of a Parasite or Pathogen that is in, on or otherwise in contact with the organism, being downregulation induced by an RNAi Molecule introduced into a cell of the organism.

Non-limiting examples of means of introducing an RNAi Molecule into a cell include:

(a)	by direct introduction into the cell of an RNAi Molecule synthesised outside the cell;

(b)	by transcription from a DNA molecule introduced into the cell or a proximate cell, whether the DNA molecule is introduced directly (such as via a DNA virus) or indirectly (such as through reverse transcription from an RNA virus)); or

(c)	by replication and/or transcription of a viral vector introduced into the cell or a proximate cell, whether a DNA virus or an RNA virus (whether or not involving reverse transcription),

where ‘proximate cell’ means a cell within the same organism or cell culture as the cell into which the DNA molecule or viral vector is introduced.

Where the expression “Use of the Technology” does not refer to an organism or cell type, the expression will mean any use of the subject matter of the Patents and Patent Applications.

The expressions “Use the Technology” and “application of the Technology” shall be similarly construed.

Exhibit A

Patents

Graham family ddRNAi patents – Benitec has an exclusive, irrevocable worldwide license from CSIRO for human therapeutics

Title	Inventors	Country	Number
GENETIC CONSTRUCTS FOR DELAYING OR REPRESSING THE EXPRESSION OF A TARGET GENE (‘099”)	Graham, Rice, Waterhouse	US	6,573,099
SYNTHETIC GENES AND GENETIC CONSTRUCTS COMPRISING THE SAME (Graham Family)	Waterhouse, Graham, Wang, Rice	US	8,067,383 (was 10/346,853)
		US	11/218,999
		US	7754697
		US	8048670 (was 10/759,841)
		US	8053419 (was 10/821,726)
		US	90/007,247
CONTROL OF GENE EXPRESSION WO99/49029	Graham, Rice, Waterhouse, Wang	AU	743316
		AU	2005211538
		AU	2005209648
		AU	2008249157
		BR	PI9908967.0
		BR	PI9917642.4
		CA	2323726
		CN	200510083325.1
		CN	200910206175
		CZ	295108
		EP	1555317 (formerly patent application no. 04015041.9)
		EP	1624060 (formerly patent application no.05013010.3
		EP	07008204.5
		EP	10183258.2
		UK	GB 2353282
		HK	1035742
		HG	PO5000631
		HG	PO101225
		IN	3901/DELNP/2005
		IN	2000/00169/DE
		JP	2000-537990
		JP	2005-223953
		JP	2007-302237
		JP	2009-161847
		KR	10-2010-7006892 Divisional of 7010419/00
		MX	PA/a/2000/008631
		MX	PA/a/2005/006838
		NZ	506648
		NZ	547283
		PL	P-377017
		SG	75542
		SG	200205122.5
		SG	141233
		SL	287538
		ZA	2000/4507
		SG	141233

Waterhouse Family (Benitec has an exclusive worldwide license for human therapeutics from CSIRO)

Patent Name	Inventors	Country	Application/ Grant No
METHODS AND MEANS FOR OBTAINING MODIFIED PHENOTYPES	Waterhouse, Wang, Graham	AU	29514/99 (760041)
		AU	2007201023
		CA	2325344
		CN	ZL99805925.0 (CN1202246-C)
		EP	99910592.7 (EP1068311)
		JP	2000-543598
		NZ	507093
		US	09/287632
		US	11/364183
		US	11/841737 US20080104732.

Benitec Australia Owned Patents/Applications

Title and Benitec Ref No.	Inventors	Country	Number
GENETIC SILENCING (106)	Graham, Rice, Murphy, Reed	JP	2001-569332
		BR	PI0109269-3
		UK	GB2377221
		SG	91678
		ZA	2002/07428
DOUBLE-STRANDED NUCLEIC ACID (107) (LONG HAIR PIN)	Graham, Rice, Roelvink, Suhy, Kolkykhalov, Harrison, Reed.	AU	2004243347
		NZ	543815
		EP	04735856.9
		CA	2527907
		JP	2006-508084
		ZA	2005/09813
		SG	200507474-5
		IL	172191
		US	12/914893 Continuation of 10/861191
RNAi EXPRESSION CONSTRUCTS (single promoter) (114)	Roelvink, Suhy, Kolykhalov, Couto	US	7,803,611
		US	11/883645
		CN	200680010811.3
		HK	08112495.7
		EP	09015950.0
		CA	2596711
		AU	2006210443
		IL	185315
		NZ	560936